Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX

AMERICA ● ASIA PACIFIC ● EUROPE

June 29, 2023

Pyxis Oncology, Inc.
321 Harrison Avenue
Boston, Massachusetts 02118

Re:         Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Pyxis Oncology, Inc. a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares (the “Registered Shares”) of the Company’s Common Stock, $0.001 par value per share (“Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of May 23, 2023 (the “Merger Agreement”), by and among the Company, Ascent Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Apexigen, Inc., a Delaware corporation (“Apexigen”), which provides, among other things, that Merger Sub will merge with and into Apexigen, with Apexigen surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). The Registered Shares consist of (i) shares of Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to Section 2.01(c) of the Merger Agreement, relating to shares of Apexigen outstanding at the effective time of the Merger, (ii) shares of Common Stock issuable upon exercise of options (the “Substitute Options”) resulting from the conversion of Apexigen stock options outstanding at the effective time of the Merger pursuant to Section 2.03(a)(i) of the Merger Agreement (the “Option Shares”), (iii) shares of Common Stock issuable upon the vesting of restricted stock units (the “Converted RSU Awards”) resulting from the conversion of outstanding Apexigen restricted stock units at the effective time of the Merger pursuant to Section 2.03(a)(ii) of the Merger Agreement (the “RSU Shares”), and (iv) shares of Common Stock issuable upon exercise of warrants (the “Substitute Warrants”) resulting from the conversion of outstanding Apexigen warrants at the effective time of the Merger pursuant to Section 2.04 of the Merger Agreement (the “Warrant Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

We have examined the Registration Statement, the Merger Agreement, the Company’s certificate of incorporation, as amended, as in effect on the date hereof, the Company’s amended and restated bylaws, as in effect on the date hereof and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Merger Agreement, and the issuance of the Registered Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

1.          Each Closing Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Merger shall have become effective under the General Corporation Law of the State of Delaware (the “DGCL”) and (iii) a certificate representing such Closing Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Closing Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Closing Share to the person entitled thereto, in each case in accordance with the terms of the Merger Agreement.

2.         Each Option Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the Merger shall have become effective under the DGCL and (iii) a certificate representing such Option Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the Option Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Option Share to the person entitled thereto, in each case against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the related Substitute Option and any applicable agreement or plan pertaining to such Substitute Option.

3.          Each RSU Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the Merger shall have become effective under the DGCL and (iii) a certificate representing such RSU Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto or, if the RSU Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such RSU Share to the person entitled thereto, in each case in accordance with the terms of the related Converted RSU Award and any applicable agreement or plan pertaining to such Converted RSU Award.

4.         Each Warrant Share will be validly issued, fully paid and non-assessable when (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act, (ii) the Merger shall have become effective under the DGCL and (iii) a certificate representing such Warrant Share shall have been duly executed, countersigned, registered and delivered and paid for upon exercise of the applicable warrant in accordance with its terms or, if the Warrant Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Warrant Share to the purchasers thereof, in each case against payment of the exercise price of the applicable warrants.

This opinion letter is limited to the DGCL. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP